Exhibit 10.3

May 15, 2017

B. Nicholas Harvey

4 Clifford Street

Wellesley MA 02482

PERSONAL AND CONFIDENTIAL

Re: Separation Agreement and General Release of Claims

Dear Nick:

As we have discussed, this letter (the “Separation Agreement”) confirms your separation from employment with Radius Health, Inc. (the “Company”) effective as of May 17, 2017 (the “Separation Date”).  We thank you for your contributions to the Company.  We also wish to propose entering into a six-month consulting relationship commencing on the Separation Date, the terms of which are set forth in the accompanying Consulting Agreement.

Accrued Rights

In connection with the ending of your employment, the Company shall pay or provide you with all of the “Accrued Rights” detailed in your Executive Severance Agreement dated July 1, 2015 (the “Severance Agreement”), including:

•	pay you salary accrued to you through the Separation Date;
•	pay you for all accrued but unused paid time off through the Separation Date;
•	provide you with the right to continue group health care coverage after the Separation Date under the law known as “COBRA,” which will be described in a separate written notice; and
•

reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

Stock Options

Under the Radius Health, Inc. 2011 Equity Incentive Plan (as Amended and Restated) (the “Equity Plan”) or any predecessor plan, if you enter into the Consulting Agreement effective on the Separation Date, the options that you hold to purchase shares of the Company’s common stock will continue to vest during your consulting relationship with the Company.

You acknowledge that the following summarizes all vested options that have not been exercised as of the date of this letter and that shall remain exercisable by you as of the anticipated end date of your consulting relationship with the Company—November 17, 2017:

Option Type	Grant Date	Grant Price	Shares Granted	Shares already Exercised	Unvested Shares that will Forfeit	Vested and Exercisable at Nov 17, 2017	Last Day to Exercise
Incentive	07-12-2007	$2.05	18,287	18,287	0	0	N/A
Incentive	07-12-2007	$2.05	18,286	18,286	0	0	N/A
Incentive	05-08-2008	$2.74	27,778	27,778	0	0	N/A
Incentive	12-03-2008	$2.74	11,838	11,838	0	0	N/A
Incentive*	11-07-2011	$7.34	38,095		0	38,095	02-17-2018
Incentive*	12-17-2014	$30.97	11,220		3,228	7,992	02-17-2018
Non-Qualified	12-17-2014	$30.97	38,780		10,314	28,466	02-17-2018
Incentive	02-10-2016	$29.89	5,950		5,950	0	N/A
Non-Qualified	02-10-2016	$29.89	56,550		29,207	27,343	02-17-2018
Non-Qualified	02-17-2017	$45.65	55,000		55,000	0	N/A
Total			281,784	76,189	103,699	101,896	N/A

*Please note that, notwithstanding your continued vesting pursuant to your consulting relationship with the Company, under applicable tax rules, outstanding Incentive Options must be exercised by 08-17-2017 (i.e., three months after the Separation Date) to retain ISO status and receive preferential tax treatment.  ISO Shares that remain outstanding and exercisable after 08-17-2017 will necessarily convert to Non-Qualified Stock Options.

All of your options that are not vested as of the final day of your consulting relationship with the Company (whether such date is November 17, 2017 or an earlier date pursuant to Section 3 of the Consulting Agreement) shall lapse on that date and will not be exercisable.

The exercise of any vested stock options shall be subject to the terms of the Equity Plan, including, without limitation, the time limits on exercise, and nothing in this Separation Agreement is intended to modify in any respect the terms of the Equity Plan.  This summary is set forth solely to confirm certain information concerning your stock options.

Severance

Further, because the ending of your employment constitutes a “Qualifying Termination” as defined in Sections 1(i) and 2(a) of the Severance Agreement, the Company shall provide you with the following additional severance benefits provided that you execute, do not revoke, and comply with this Separation Agreement and the General Release of Claims in favor of the Company attached hereto as Exhibit A within thirty (30) days of the Separation Date.  Exhibit A attached hereto is the “Release” defined in Section 2(d) of the Severance Agreement.

•

Severance Pay – As detailed in Section 2(a)(ii) of the Severance Agreement, the Company will pay you severance pay consisting of salary continuation at your final base salary rate of $332,700 per year effective for the six (6) month period immediately following the Separation Date (the “Salary Severance Period”), which equals a total severance payment of $166,350 (the “Severance Pay”).  The Company shall pay you Severance Pay on its regular payroll dates; provided that the Company shall not be obligated to include you on the payroll before the Release becomes effective.  If the Company does not make one or more payments of Severance Pay on a regular payroll date because the Release has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Release becomes effective.

•

Health Benefits – As detailed in Section 2(a)(iv) of the Severance Agreement, if you elect COBRA continuation coverage, the Company will pay the premiums for that coverage for the same level of group health coverage as in effect for you and your covered dependents on the Separation Date until the earliest of the following: (i) May 17, 2018; (ii) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and you agree to promptly notify the Company of such eligibility); or (iii) the end of your eligibility under COBRA for health care continuation for any reason, including plan termination (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law, then in lieu of paying the COBRA premiums, the Company will pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your payment of COBRA premiums.

•	Outplacement Benefits – As an additional benefit, the Company will provide outplacement services to you for up to six (6) months following the Separation Date.
•

Annual Bonus – Because you have already received your annual bonus for the 2016 calendar year, you are not entitled to any further payments under Section 2(a)(iii) of the Severance Agreement.  You are eligible for a bonus for your consulting services provided in connection with your Consulting Agreement.

The Company shall make deductions, withholdings and tax reports with respect to the payments and benefits detailed herein that it reasonably determines to be required.  The payments detailed in this Separation Agreement shall be in amounts net of any such deductions or withholdings, and nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  You acknowledge that you are not entitled to any severance benefits, equity rights or other compensation except as expressly set forth in this Separation Agreement.

Continuing Obligations

Finally, as a reminder, if you breach any of your obligations under the Confidentiality and Non-Competition Agreement between you and the Company dated December 15, 2015 (the “Confidentiality and Non-Compete Agreement”) or the Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit described herein.  The termination of such payments or benefits in the event of your breach will not affect your continuing obligations under the Confidentiality and Non-Compete Agreement or the Release.

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Please sign and return this Separation Agreement along with the Release within the timeframe set forth in Section 1 of the Release. This Separation Agreement may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.  This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

Sincerely,

/s/ Deborah Kauffman

Deborah Kauffman

Vice President, Human Resources

Enclosure (Exhibit A)

You are advised to consult with an attorney before signing this Separation Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that (i) you have carefully read and fully understand all of the provisions of this Separation Agreement, (ii) you are knowingly and voluntarily entering into this Separation Agreement, and (iii) you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

/s/ B. Nicholas HarveyDated:  May 15, 2017

B. Nicholas Harvey

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into between B. Nicholas Harvey (“Executive”), and Radius Health, Inc., (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Severance Agreement dated as of July 1, 2015 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement as detailed in the Company’s letter to the Executive dated May 15, 2017 (the “Separation Agreement”), subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Separation Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.General Release of Claims by Executive.

(a)Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, including without limitation Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, of retaliation or discrimination under federal, state or local law, claims under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., or the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., claims for wages, bonuses, incentive compensation, commissions, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise, claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.  Executive agrees not to accept damages of any nature, other equitable or legal remedies for Executive’s own benefit or attorney’s fees or costs from any of the Company Releasees with respect to any Claim released by this Release.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v)Claims for payment under Section 2(a)(i), (ii) and (iv) of the Agreement; and

(vi)Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b)Executive acknowledges that this Release was presented to him or her on May 15, 2017 and that Executive is entitled to have twenty-one (21) days’ time in which to consider it.  Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d)Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of Executive’s termination of employment.

2.Continuing Obligations.  Executive acknowledges that Executive’s obligations under the Confidentiality and Non-Competition Agreement between the Executive and the Company dated December 15, 2015 (the “Confidentiality and Non-Compete Agreement”) shall continue in effect.  The terms of the Confidentiality and Non-Compete Agreement are hereby incorporated by reference as material terms of this Release.  For the avoidance of doubt, however, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.Protected Disclosures and Other Protected Actions.  Nothing contained in this Release, the Agreement, or the Confidentiality and Non-Compete Agreement  limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Release, the Agreement, or the Confidentiality and Non-Compete Agreement  limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release, the Agreement, or the Confidentiality and Non-Compete Agreement apply to truthful testimony in litigation.  If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

4.No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the

Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

5.Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either Party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Release.

7.Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such Commonwealth, and without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction.  Any suit brought hereon shall be brought in the state or federal courts sitting in Boston, Massachusetts, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.

8.Entire Agreement.  This Release, the Separation Agreement, the Confidentiality and Non-Compete Agreement, the Radius Health, Inc. 2011 Equity Incentive Plan (as Amended and Restated), any predecessor plan, the applicable stock option agreements and the Consulting Agreement between the Executive and the Company (provided such Consulting Agreement is fully executed) constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

9.Counterparts.  This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

RADIUS HEALTH, INC.

Dated:	May 15, 2017	By:	/s/ Robert E. Ward
		Name:	Robert E. Ward
		Title:	President and Chief Executive Officer

EXECUTIVE

Dated:	May 15, 2017		/s/ B. Nicholas Harvey
		Name:	B. Nicholas Harvey